                                                     Rule 424(b)(3)
                                                     File No. 33-62479

Pricing Supplement No. 54                            Dated: September 12, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



U.S.$2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series G

(Registered Notes - Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $10,000,000                              Issue Price: 100%

Original Issue Date: September 17, 1997                    Stated Maturity Date: September 18, 2000

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [X] Other: Fixed

Interest Reset Period: N/A

Interest Payment Period: Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement): N/A

Interest Payment Dates: (If other than as specified in the Prospectus
Supplement): The 17/th/ day of March and September of each year, beginning March 17, 1998 up to and including the Stated Maturity Date.

Interest Determination Date(s): N/A

                                                     Rule 424(b)(3)
                                                     File No. 33-62479


Pricing Supplement: No. 54                           Dated: September 12, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)


Initial Interest Rate: 6.494%

Index Maturity: N/A

Day Count Convention: 30/360

Maximum Interest Rate: N/A                           Minimum Interest Rate: N/A

Spread (+/-): N/A                                    Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
  Initial Redemption Date:
  The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
  (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .134%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 53
                       UNDER MTN-SERIES G PROGRAM: $1,684,750,000.00
                   b)  CUSIP #42333HHP

Agent: Chase Securities Inc.
       270 Park Avenue
       New York, New York 10017